Exhibit 99.1

Innotrac Corporation Announces 2011 Second Quarter Results

ATLANTA, GA (August 11, 2011) – Innotrac Corporation (NASDAQ-GM: INOC) announced financial results today for the second quarter and six months ended June 30, 2011.  The Company reported an 8.1% increase in service revenues to $16.6 million for the quarter versus $15.3 million reported in the comparable period in 2010.  For the six months ended June 30, 2011, the Company reported an 8.0% increase in service revenues to $33.9 million from $31.4 million reported in the comparable period in 2010.  The increase in service revenue for both the quarter and six months ended June 30, 2011 was primarily due to the launch of new clients that were added during the fourth quarter of 2010.

Revenues recorded from freight billings, which are typically billed as a pass-through expense and do not materially impact the Company’s operating income, declined to $2.0 million in the second quarter of 2011 compared to $3.1 million in the same quarter of 2010 due to certain clients transitioning their freight usage from the Company’s account to client owned accounts.  As a result of the reduction in freight revenues during the second quarter, total revenues for the three and six months ended June 30, 2011 were only 0.9% and 4.7% greater, respectively, than the same periods in 2010.

The Company reported a net loss of $816,000, or ($0.06) per share, fully diluted, for the three months ended June 30, 2011, versus a net loss of $1.1 million, or ($0.09) per share in the comparable period of 2010.  For the six months ended June 30, 2011, the Company reported a net loss of $1.3 million, or ($0.10) per share, fully diluted, versus a net loss of $2.1 million, or ($0.16) per share in the comparable period of 2010.

“Consistent growth of approximately 8% in both the first and second quarters of 2011 compared to the same period in 2010 produced an improvement of $742,000 or a 36% reduction in our net loss to $1.3 million in the first six months of 2011 from $2.1 million in the same period in 2010.  With several new clients scheduled to launch in the second half of the year, along with significant organic growth expected from one of our major clients, we anticipate growth in revenue for the remainder of the year.  While we continue to invest in our business development efforts, we are controlling our total SG&A spending such that our SG&A costs as a percentage of total revenue has fallen to 45.5% for the six month period ended June 30, 2011 compared to 46.4% for the same period last year.  With continued growth in revenue, we anticipate continued improvement in our operating results throughout the rest of 2011 compared to the same period last year.” said George Hare, CFO.

Innotrac
Innotrac Corporation, founded in 1984 and based near Atlanta, Georgia, is a full-service fulfillment and logistics provider serving enterprise clients and world-class brands.  The Company employs sophisticated order processing and warehouse management technology and operates seven fulfillment centers and one call center spanning all time zones across the continental United States.  Innotrac Europe GmbH has a network of fulfillment centers, call centers, and returns processing facilities with operations in the UK, Germany, France, Denmark, Sweden, Poland, Austria, Italy, Switzerland and the Netherlands.  For more information about Innotrac, visit the Innotrac Website, www.innotrac.com.

Information contained in this press release, other than historical information, may be considered forward-looking in nature.  Forward-looking statements in this release include statements relating to expected new clients, future operating results and performance future financial condition, future events and developments, as well as management’s expectations, beliefs, plans estimates and projections relating to the future.  Forward-looking statements are subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected.  Among the key factors that may have a direct bearing on Innotrac’s operating results, performance or financial condition are competition, the demand for Innotrac’s services, Innotrac’s ability to retain its current clients, Innotrac’s success in growing its existing client base, developing new business, Innotrac’s ability to maintain or improve gross margins in the face of increasing revenues, reducing operating costs in response to reduced service revenues, realization of expected revenues from new clients, the general state of the  industries that the Company serves, changing technologies, Innotrac’s ability to maintain profit margins in the face of pricing pressures and numerous other factors discussed in Innotrac’s 2010 Annual Report on Form 10-K and other filings on file with the Securities and Exchange Commission.  Innotrac disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

Contact

George Hare
Chief Financial Officer
678-584-4020
ghare@innotrac.com

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INNOTRAC CORPORATION
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(Unaudited)		(Unaudited)
	2011	2010	2011	2010
Service revenue	$16,589	$15,339	$33,876	$31,367
Freight revenue	2,025	3,116	5,707	6,441
Total revenue	18,614	18,455	39,583	37,808

Cost of service revenues	7,684	6,827	15,436	14,173
Freight expense	2,064	3,069	5,702	6,360
Selling, general and
administrative expenses	8,794	8,745	18,002	17,547
Depreciation and amortization	840	884	1,691	1,732
Total operating expenses	19,382	19,525	40,831	39,812
Operating loss	(768)	(1,070)	(1,248)	(2,004)
Interest expense	48	41	94	80
Total other expense	48	41	94	80
Loss before income taxes and noncontrolling interest in net loss	(816)	(1,111)	(1,342)	(2,084)
Income tax	-	-	-	-
Noncontrolling interest in net loss	-	-	-	-
Net loss	$(816)	$(1,111)	$(1,342)	$(2,084)

Loss per share:
Basic	$(0.06)	$(0.09)	$(0.10)	$(0.16)
Diluted	$(0.06)	$(0.09)	$(0.10)	$(0.16)

Weighted average shares
outstanding:
Basic	12,815	12,861	12,838	12,734
Diluted	12,815	12,861	12,838	12,734

INNOTRAC CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2011	December 31, 2010
ASSETS	(Unaudited)
Current Assets:
Cash	$3,567	$238
Accounts receivable (net of allowance for doubtful accounts of $94 at June 30, 2011 and $242 at December 31, 2010)	10,724	15,279
Inventory	788	3,626
Prepaid expenses and other	1,338	1,149
Total current assets	16,417	20,292

Property and equipment, net	10,738	11,380
Other assets, net	1,125	1,122
Total assets	$28,280	$32,794

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$2,931	$5,920
Line of credit	-	-
Accrued expenses and other	3,931	4,076
Total current liabilities	6,862	9,996

Noncurrent Liabilities:
Other non-current liabilities	1,467	1,499
Total noncurrent liabilities	1,467	1,499

Total shareholders' equity	19,951	21,299
Total liabilities and shareholders' equity	$28,280	$32,794

INNOTRAC CORPORATION
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Six Months Ended June 30,
	(Unaudited)
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,342)	$(2,084)
Adjustments to net loss:
Depreciation and amortization	1,691	1,732
Provision for bad debts	35	(24)
(Gain) loss on disposal of fixed assets	(16)	9
Stock compensation expense-stock options	2	(3)
Stock compensation (income) expense-restricted stock	(25)	48
Decrease in other long-term assets	38	27
Increase in other long-term liabilities	19	114
Changes in working capital:
Accounts receivable, gross	4,520	2,233
Inventory	2,838	(742)
Prepaid assets and other	(155)	477
Accounts payable, accrued expenses and other	(3,379)	(2,129)
Net cash provided by (used in) operating activities	4,226	(342)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(748)	(506)
Proceeds from disposition of assets	17	-
Net change in noncurrent assets and liabilities	(7)	(8)
Cash used in investing activities	(738)	(514)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings under line of credit	-	895
Capital lease payments	(142)	(119)
Contribution from noncontrolling interest	17	-
Loan fees paid	(34)	(62)
Cash (used in) provided by financing activities	(159)	714

Net increase (decrease) in cash	3,329	(142)
Cash, beginning of period	238	1,118
Cash, end of period	$3,567	$976